As filed with the Securities and Exchange Commission on January 17, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4278595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1021 Main, Suite 2626 Houston, Texas 77022
(Address, including zip code of Registrant’s principal executive offices)

Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan
(Full title of the plan)

Hugh A. Menown Chief Accounting Officer Energy XXI Gulf Coast, Inc. 1021 Main, Suite 2626 Houston, Texas 77022 (713) 351-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sarah Morgan Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77022 (713) 758-2222

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,045,507	$20.00	$40,910,140	$4,742.00

(1)	Represents shares of common stock, par value $0.01 per share (the “Common Stock”), of Energy XXI Gulf Coast, Inc. (the “Registrant”) reserved for issuance under the Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), including shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. This Registration Statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price of the Common Stock being registered hereby have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based upon a price of $20.00 per share, which is the deemed value utilized on the grant of awards in connection with the effectiveness of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the 2016 Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

EXPLANATORY NOTE

On April 14, 2016, Energy XXI Ltd (“EXXI”), a Bermuda exempted company, the Registrant, an indirect wholly-owned subsidiary of EXXI, EPL Oil & Gas (“EPL”), and certain other subsidiaries of EXXI (together with EXXI, the Registrant and EPL, the “Debtors”) filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”).

On December 13, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) pursuant to the Bankruptcy Code, which approved and confirmed the plan of reorganization as modified by the Confirmation Order.

In connection with the satisfaction of the conditions to effectiveness as set forth in the Confirmation Order and in the plan of reorganization, EXXI and the Registrant completed a series of internal reorganization transactions pursuant to which EXXI transferred all of its remaining assets to the reorganized Registrant, as the new parent entity. On December 30, 2016, the Debtors satisfied the conditions to effectiveness, the plan of reorganization became effective in accordance with its terms and the Registrant and the other reorganized Debtors emerged from the Chapter 11 Cases (the “Emergence Date”).

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of EXXI for the periods presented and do not give effect to the plan of reorganization or any of the transactions contemplated thereby, including the transfer of assets to the Registrant, or the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Registrant’s performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data or as otherwise noted or suggested by the context, all other information contained herein relates to the Registrant following the Emergence Date.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Annual Report on Form 10-K of EXXI (File No. 001-33628), filed with the Commission on September 27, 2016 for the year ended June 30, 2016;

(b)	The Quarterly Report on Form 10-Q of EXXI (File No. 001-33628) filed with the Commission on November 14, 2016 for the quarter ended September 30, 2016.

(c)	The Current Reports on Form 8-K of EXXI (File No. 001-33628) filed with the Commission on December 15, 2016 and of the Registrant (File No. 333-145639) filed with the Commission on January 6, 2017; and

(d)	All other reports filed by EXXI or the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registration Statement.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Authorized Capital. The total number of all shares of capital stock that the Registrant is authorized to issue is 110 million shares, consisting of 100 million shares of Common Stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share.

Voting Rights. Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock held on all matters presented to the stockholders of the Registrant (including the election of directors). The holders of a majority in voting power of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum. The vote required, when a quorum is present, is the affirmative vote of the majority in voting power of the shares of Common Stock, present in person or represented by proxy, at a meeting of stockholders entitled to vote, unless otherwise required by applicable law, the amended and restated certificate of incorporation or the amended and restated bylaws.

Dividend Rights. Subject to the rights granted to any holders of shares of preferred stock, holders of shares of Common Stock will be entitled to dividends in the amounts and at the times declared by the Registrant’s Board of Directors in its discretion out of any assets or funds of the Registrant legally available for the payment of dividends.

Liquidation Rights. Upon the liquidation, dissolution or winding up of the affairs of the Registrant, holders of Common Stock will share equally, on a per share basis, in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of preferred stock.

Preemptive Rights. The amended and restated certificate of incorporation provides that each holder of Common Stock that, together with its affiliates, beneficially owns at least 1% of the outstanding Common Stock is granted the right to purchase its pro rata share of any and all issuances of new securities of the Registrant or any of its subsidiaries.

Under the terms of the amended and restated certificate of incorporation, the Registrant is prohibited from issuing any non-voting equity securities to the extent required under Section 1123 of the Bankruptcy Code and only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Registrant.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, its general partner or their affiliates, or the Registrant’s or its general partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant, its general partner or any of their affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements and the Registrant’s maintenance of directors’ and officers’ liability insurance and the Plan is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January 17, 2017.

ENERGY XXI GULF COAST, INC.

By:	/s/ Hugh A. Menown

	Name:	Hugh A. Menown
	Title:	Executive Vice President, Chief Accounting Officer

Each person whose signature appears below hereby appoints Hugh A. Menown and BaShara (Bo) Boyd and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities indicated on January 17, 2017.

Signature	Title

/s/ John D. Schiller, Jr.	Chief Executive Officer, President and Director
John D. Schiller, Jr.	(Principal Executive Officer)

/s/ Bruce W. Busmire	Chief Financial Officer
Bruce W. Busmire	(Principal Financial Officer)

/s/ Hugh A. Menown	Executive Vice President, Chief Accounting Officer
Hugh A. Menown	(Principal Accounting Officer)

/s/ Michael S. Bahorich	Director
Michael S. Bahorich

/s/ George Kollitides	Director
George Kollitides

/s/ Steven Pully	Director
Steven Pully

/s/ Michael S. Reddin	Director
Michael S. Reddin

/s/ James W. Swent III	Director
James W. Swent III

/s/ Charles W. Wampler	Director
Charles W. Wampler

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Energy XXI Gulf Coast, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-145639) filed with the Commission on January 6, 2017).

4.2	Second Amended and Restated Bylaws of Energy XXI Gulf Coast, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 333-145639) filed with the Commission on January 6, 2017).

4.3	Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan. (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 333-145639) filed with the Commission on January 6, 2017).

4.4*	Form of Restricted Stock Unit Award Agreement (for Directors).

4.5*	Form of Notice of Grant of Restricted Stock Unit (Initial Director Award)

4.6*	Form of Notice of Grant of Restricted Stock Unit (Annual Director Award)

4.7*	Form of Restricted Stock Unit Initial Grant Settlement Election Form

4.8*	Form of Restricted Stock Unit Annual Grant Settlement Election Form

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Netherland, Sewell and Associates, Inc.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed herewith.